Exhibit 99.1

Polypore International, Inc.
The Gibson Building
11430 N. Community House Rd, Suite 350
Charlotte, N.C. 28277
Tel: (704) 587-8886
investorrelations@polypore.net
www.polypore.net

PRESS RELEASE

Polypore Reports Fourth Quarter and Full Year 2013 Results

•                  Separations Media and Transportation and Industrial segments delivered solid performance

•                  Electronics and Electric Drive Vehicles (“EDVs”) segment performance improved

—  EDV sales growth offset continued consumer electronics weakness

—  Licensing agreement validates separator coating intellectual property position

CHARLOTTE, N.C. — February 24, 2014 — Polypore International, Inc. (NYSE: PPO), a global high technology filtration company specializing in microporous membranes, today reported its financial results for the fourth quarter and full year ended December 28, 2013. The results discussed below are from continuing operations and exclude the results of the Microporous business divested in December.

For the fourth quarter:

•                  Sales were $169.4 million, up 5% compared with $162.1 million in the prior-year period. Excluding the effect of foreign currency translation, sales increased $4.9 million, or 3%.

•                  Segment Operating Income was $33.8 million, consistent with the prior-year period. A table showing the reconciliation of Segment Operating Income to U.S. GAAP amounts is included in this release.

•                  Adjusted Income from Continuing Operations was $14.2 million, or $0.31 per diluted share, compared with $17.1 million, or $0.36 per diluted share, in the prior-year period, with the primary difference associated with a higher effective tax rate in the quarter.  Income from Continuing Operations was $10.8 million, or $0.24 per diluted share, compared with $14.2 million, or $0.30 per diluted share, in the prior-year period. A table showing the reconciliation of Adjusted Income from Continuing Operations and Adjusted EPS from Continuing Operations to U.S. GAAP amounts is included in this release.

Robert B. Toth, President and Chief Executive Officer, said: “We are pleased with the continued solid performance in the Transportation and Industrial and Separations Media segments, and with two meaningful accomplishments in the Electronics and EDVs segment: our technology agreement with Sumitomo Chemical Co., Ltd. (“Sumitomo”) and our more recent long-term supply agreement with Samsung SDI Co., Ltd. (“Samsung”), a global leader in EDV and Energy Storage Systems (“ESS”) batteries.  Our technology agreement with Sumitomo confirms the value of our intellectual property position regarding ceramic coatings, and the supply agreement with Samsung underscores the value of our capacity investments and proven industry-leading products and technology.

“We value long-term customer relationships and, after years of supporting LG Chem, Ltd. with substantial investments and product development, we are disappointed that their recent approach and unacceptable demands left us with no choice but to take legal action to protect Polypore’s intellectual property, which we announced on January 30,” added Toth. “In contrast, the recent agreements with Sumitomo and Samsung confirm the value of our strong technology position, the proven performance of our products, and our ability to provide certainty of supply to meet customer needs for high-growth applications like EDVs and energy storage systems. We have—and will continue to pursue—customer relationships that reflect the value of our products in applications such as EDVs where exceptional safety and performance characteristics are critical.”

For the year ended December 28, 2013:

•                  Sales were $636.3 million compared with $648.7 million in 2012. Excluding the effect of foreign currency translation, sales decreased $17.3 million, or 3%.

•                  Segment Operating Income was $110.7 million compared with $141.7 million in the prior year.

•                  Adjusted Income from Continuing Operations was $47.7 million, or $1.03 per diluted share, compared with $73.0 million, or $1.55 per diluted share, in the prior year.  Income from Continuing Operations was $33.5 million, or $0.72 per diluted share, compared with $60.1 million, or $1.27 per diluted share, in the prior year.

Adjusted EBITDA

Adjusted EBITDA was $47.2 million in the fourth quarter of 2013 compared with $47.6 million in the fourth quarter of 2012. For the year, Adjusted EBITDA was $163.7 million.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit agreement, is reconciled to Income from Continuing Operations in the attached table.

Energy Storage Business

Transportation and Industrial Segment

•                  Sales of lead-acid battery separators were $79.0 million, consistent with the prior-year period. For the year, sales were $311.9 million, up 4% compared with $299.0 million in the prior year, with an increase in sales volumes across all geographic regions.

•                  Segment Operating Income was $20.7 million and 26% of sales compared with $17.3 million and 22% of sales for the prior-year period.  Operating income margin was strong in the fourth quarter due to favorable sales mix and production efficiencies. For the year, Segment Operating Income was $70.0 million compared with $66.1 million in the prior year, with the operating income margin of 22% being similar in both periods.

Electronics and Electric Drive Vehicles (“EDVs”) Segment

•                  Sales of lithium battery separators were $35.9 million, up 5% compared with $34.1 million in the prior-year period, reflecting higher volumes in EDVs and a technology licensing fee, partially offset by lower volumes in consumer electronics. For the year, sales were $130.3 million compared with $167.4 million in the prior year, reflecting lower volumes in consumer electronics, partially offset by higher volumes in EDVs.

•                  Segment Operating Income was $6.8 million and 19% of sales compared with $5.3 million and 16% of sales for the prior-year period, primarily reflecting the technology licensing fee somewhat offset by legal expenses related to intellectual property protection. For the year, Segment Operating Income was $17.3 million and 13% of sales compared with $47.2 million and 28% of sales in the prior year. Operating income margin was impacted by the lack of operating leverage from lower sales volumes.

Separations Media Segment

Sales were $54.5 million, up 10% compared with $49.6 million in the prior-year period. Excluding the effect of foreign currency translation, sales increased $2.9 million, or 6%. For the year, sales were $194.1 million, up 7% compared with $182.3 million in the prior year. Excluding the effect of foreign currency translation, sales increased $7.1 million, or 4%, reflecting increases in both healthcare and filtration and specialty product sales.

•                  Sales of healthcare products were $35.5 million, up 9% compared with $32.7 million in the prior-year period due to higher volumes and a favorable currency effect.  For the year, sales were $124.2 million, up 8% compared with $114.8 million in the prior year.

•                  Sales of filtration and specialty products were $19.0 million, up 12% compared with $16.9 million in the prior-year period, driven by higher volumes and a favorable currency effect. For the year, sales were $69.9 million, up 4% compared with $67.5 million in the prior year.

•                  Segment Operating Income was $15.1 million and 28% of sales compared with $16.0 million and 32% of sales in the prior-year period. For the year, Segment Operating Income was $54.1 million compared with $52.5 million in the prior year, with the operating income margin of 28% being similar in both periods.

Microporous Sale

On December 19, 2013, Polypore completed the sale of its Microporous business to Seven Mile Capital Partners for $120.0 million. In discontinued operations, the Company recognized a gain of $35.8 million on the sale, net of income taxes and subject to a typical working capital adjustment.

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s fourth quarter and full year 2013 financial results today, Monday, February 24, 2014, at 4:45 p.m. Eastern time. The dial-in number for the conference call is (631) 291-4526.  Enter code 31358725.  A replay of the conference call will be available through Monday, March 3, 2014 via telephone at (404) 537-3406.  Enter code 31358725. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s website at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s website.

About Polypore International, Inc.

Polypore International, Inc. is a global high technology filtration company specializing in microporous membranes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, N.C., Polypore International, Inc. is a market leader with manufacturing facilities or sales offices in nine countries serving six continents. See www.polypore.net.

CONTACT:

Polypore International, Inc.
Investor Relations
(704) 587-8886
investorrelations@polypore.net

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Net Income, Adjusted Income from Continuing Operations, Adjusted EPS (earnings per share) and Adjusted EPS from Continuing Operations are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. Adjusted EBITDA is defined in our credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, stock-based compensation and other non-cash or non-recurring charges.

We define Adjusted Net Income as net income excluding certain items.  We define Adjusted Income from Continuing Operations as income from continuing operations excluding certain items.  We define Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding. We define Adjusted EPS from Continuing Operations as Adjusted Income from Continuing Operations divided by the number of diluted shares of common stock outstanding. The adjustments used in calculating Adjusted Net Income, Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS from Continuing Operations are consistent with the adjustments used in calculating Adjusted EBITDA, as defined in our credit agreement.

For more information regarding the computation of Adjusted EBITDA, Adjusted Net Income, Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS from Continuing Operations, the reconciliation of Adjusted EBITDA to income from continuing operations, the reconciliation of Adjusted Net Income and Adjusted Income from Continuing Operations to income from continuing operations and the reconciliation of Adjusted EPS and Adjusted EPS from Continuing Operations to earnings per share from continuing operations, please see the attached financial tables.

We present these non-GAAP financial measures because we believe that they are useful indicators of our operating performance and facilitate the comparison of results between periods. Adjusted EBITDA is a measure used in calculating covenant compliance under the terms of our credit agreement. We also use Adjusted EBITDA to review and assess our operating performance in connection with employee incentive programs and the preparation of our annual budget and financial projections. Adjusted Net Income, Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS from Continuing Operations exclude amounts we do not consider part of our ongoing operating results when assessing performance and are calculated consistent with the calculation of Adjusted EBITDA, as defined in our credit agreement.

Adjusted EBITDA, Adjusted Net Income, Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS from Continuing Operations are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, income from continuing operations, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, our calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit agreement; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; lithium market demand not materializing as anticipated; the absence of expected returns from the intangible assets we have recorded; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.

Condensed consolidated statements of income

(in millions, except per share data)

	Three Months Ended		Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012 (a)
Net sales	$169.4	$162.1	$636.3	$648.7
Cost of goods sold	105.9	104.2	415.6	403.5
Gross profit	63.5	57.9	220.7	245.2
Selling, general and administrative expenses	36.4	27.9	132.8	121.4
Operating income	27.1	30.0	87.9	123.8
Other (income) expense:
Interest expense, net	9.8	9.6	39.5	36.0
Foreign currency and other	(0.8)	0.6	0.7	(0.1)
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	—	2.5
	9.0	10.2	40.2	38.4
Income from continuing operations before income taxes	18.1	19.8	47.7	85.4
Income taxes	7.3	5.6	14.2	25.3
Income from continuing operations	10.8	14.2	33.5	60.1
Income from discontinued operations, net of income taxes	3.5	3.3	12.3	10.9
Gain on sale of discontinued operations, net of income taxes	35.8	—	35.8	—
Income from discontinued operations	39.3	3.3	48.1	10.9
Net income	$50.1	$17.5	$81.6	$71.0

Net income per share - basic:
Continuing operations	$0.24	$0.30	$0.73	$1.29
Discontinued operations	0.88	0.07	1.06	0.23
Net income per share	$1.12	$0.37	$1.79	$1.52

Net income per share - diluted:
Continuing operations	$0.24	$0.30	$0.72	$1.27
Discontinued operations	0.86	0.07	1.04	0.23
Net income per share	$1.10	$0.37	$1.76	$1.50

Weighted average shares outstanding - basic	44,809,805	46,579,665	45,610,270	46,540,385
Weighted average shares outstanding - diluted	45,409,058	47,260,142	46,239,796	47,229,595

(a) Derived from audited consolidated financial statements.

Note: Results for all periods presented reflect continuing operations, unless otherwise indicated.

Polypore International, Inc.

Condensed consolidated balance sheets

(in millions)

	December 28, 2013	December 29, 2012 (a)
Assets:
Cash and cash equivalents	$163.4	$44.9
Accounts receivable, net	113.5	122.1
Inventories	113.9	115.5
Other	18.1	44.4
Assets of discontinued operations	—	92.2
Current assets	408.9	419.1

Property, plant and equipment, net	595.4	607.5
Goodwill	444.5	444.5
Intangibles and loan acquisition costs, net	93.8	107.0
Other	7.6	8.0
Total assets	$1,550.2	$1,586.1

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$81.0	$74.1
Income taxes payable	4.1	1.6
Current portion of debt	16.9	50.0
Liabilities of discontinued operations	—	19.6
Current liabilities	102.0	145.3

Debt, less current portion	629.4	646.3
Other	199.2	211.7
Shareholders’ equity	619.6	582.8
Total liabilities and shareholders’ equity	$1,550.2	$1,586.1

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed consolidated statements of cash flows

(in millions)

	Year Ended
	December 28, 2013	December 29, 2012 (a)
Operating activities:
Net income	$81.6	$71.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	56.3	55.7
Gain on sale of discontinued operations, net of income taxes	(35.8)	—
Stock-based compensation	20.7	16.3
Deferred income taxes	(4.0)	9.8
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	2.5
Changes in operating assets and liabilities	33.3	(54.3)
Other	2.4	3.8
Net cash provided by operating activities	154.5	104.8
Investing activities:
Purchases of property, plant and equipment, net	(28.2)	(137.1)
Net proceeds from the sale of discontinued operations	116.6	—
Net cash provided by (used in) investing activities	88.4	(137.1)
Financing activities:
Principal payments on debt	(15.0)	(4.7)
Net payments on revolving credit facility	(35.0)	(15.0)
Repurchases of common stock	(80.7)	—
Proceeds from new senior credit agreement	—	350.0
Principal payments in connection with refinancing of senior credit agreement	—	(342.3)
Loan acquisition costs	—	(6.2)
Other	5.5	1.4
Net cash used in financing activities	(125.2)	(16.8)
Effect of exchange rate changes on cash and cash equivalents	0.8	1.4
Net increase (decrease) in cash and cash equivalents	118.5	(47.7)
Cash and cash equivalents at beginning of year	44.9	92.6
Cash and cash equivalents at end of year	$163.4	$44.9

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months Ended		Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Income from continuing operations	$10.8	$14.2	$33.5	$60.1
Add:
Depreciation and amortization expense	14.0	13.4	54.5	52.1
Interest expense, net	9.8	9.6	39.5	36.0
Income taxes	7.3	5.6	14.2	25.3
EBITDA	41.9	42.8	141.7	173.5
Adjustments:
Stock-based compensation	6.5	3.9	20.7	16.3
Foreign currency (gain) loss	(0.8)	0.7	0.4	0.5
Loss on disposal of property, plant and equipment	0.2	—	1.2	0.8
FTC-related costs incurred due to the Microporous litigation and order compliance	—	—	0.4	0.3
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	—	2.5
Other non-cash or non-recurring items	(0.6)	0.2	(0.7)	0.2
Adjusted EBITDA	$47.2	$47.6	$163.7	$194.1

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS

(unaudited)

(in millions, except per share data)

	Three Months Ended		Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Income from continuing operations	$10.8	$14.2	$33.5	$60.1
Adjustments:
Stock-based compensation	6.5	3.9	20.7	16.3
Foreign currency (gain) loss	(0.8)	0.7	0.4	0.5
Loss on disposal of property, plant and equipment	0.2	—	1.2	0.8
FTC-related costs incurred due to the Microporous litigation and order compliance	—	—	0.4	0.3
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	—	2.5
Other non-cash or non-recurring items	—	0.4	0.5	0.5
Impact of adjustments on income taxes	(2.5)	(2.1)	(9.0)	(8.0)
Adjusted income from continuing operations	14.2	17.1	47.7	73.0
Adjusted income from discontinued operations	3.6	3.4	12.5	11.1
Adjusted net income	$17.8	$20.5	$60.2	$84.1

Net income per share - diluted:
Income from continuing operations	$0.24	$0.30	$0.72	$1.27
Impact of adjustments on income from continuing operations	0.07	0.06	0.31	0.28
Adjusted earnings per share from continuing operations	0.31	0.36	1.03	1.55
Adjusted earnings per share from discontinued operations	0.08	0.07	0.27	0.23
Adjusted earnings per share	$0.39	$0.43	$1.30	$1.78

Weighted average shares outstanding - diluted	45,409,058	47,260,142	46,239,796	47,229,595

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income from Continuing Operations Before Income Taxes

(unaudited, in millions)

	Three Months Ended		Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Operating income:
Electronics and EDVs	$6.8	$5.3	$17.3	$47.2
Transportation and industrial	20.7	17.3	70.0	66.1
Energy storage	27.5	22.6	87.3	113.3
Separations media	15.1	16.0	54.1	52.5
Corporate and other	(8.8)	(4.3)	(30.7)	(24.1)
Segment operating income	33.8	34.3	110.7	141.7
Stock-based compensation	6.5	3.9	20.7	16.3
Non-recurring and other costs	0.2	0.4	2.1	1.6
Total operating income	27.1	30.0	87.9	123.8
Reconciling items:
Interest expense, net	9.8	9.6	39.5	36.0
Foreign currency and other	(0.8)	0.6	0.7	(0.1)
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	—	2.5
Income from continuing operations before income taxes	$18.1	$19.8	$47.7	$85.4